


Casino Magic of Louisiana, Corp.
Index
Three Months Ended March 31, 1999


                                                   Page
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS . . . . . . .     1
FINANCIAL STATEMENT SCHEDULES . . . . . . . . .  .  F-1

                       CASINO MAGIC OF LOUISIANA, CORP.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
RESULTS  OF  OPERATIONS:
For the three months ended March 31, 1999 compared to the three months ended March 31, 1998:
Gaming revenues at Casino Magic-Bossier City increased to $32.4 million for the first quarter of 1999 compared to $27.1 million in the first quarter of 1998; an increase of $5.3 million or 19.6%. The increase is a result of Casino Magic's opening of a 188 room luxury hotel and other quality food and beverage facilities in December 1998, upgrading of product mix in slot machines, and more effective marketing programs. The Bossier City/Shreveport, Louisiana gaming market (as measured by taxable gaming receipts) grew $4.4 million over the comparable quarters or 3%. Casino Magic-Bossier City's taxable gaming receipts increased 18.2% over the same comparative period, increasing its
market  share  by  approximately  3%.  Non  gaming    revenues  (net  of
complimentaries) increased $0.4 million over the comparable periods, principally as a result of the new hotel and food and beverage facilities. Total costs and expenses during the first quarter of 1999 were $28.2 million compared to $23.6 million in the first quarter of 1998, a cost increase of $4.6 million or 19.5%. Casino costs increased $3.4 million or 25.7% over the comparative quarter. This increase was due generally to increased taxes on marginal gaming revenues (24.9% tax rate) and increases in the cost of slot club points which was a function of volume and triple points awarded on
Tuesdays  in  the  months  of  April  and  May 1999. Other operating costs and expenses increased approximately 12.4% over the prior year as a result of costs associated with the hotel which was not in service in the first quarter of 1998. Advertising & Marketing expenses decreased by 2.1% over the 1998 quarter. Marketing strategy in the first quarter of 1998 required more promotional costs to drive business and compensate for lack of competitive facilities. Other administrative and operating expenses (excluding depreciation) increased $1.1 million or 23.7% over the comparative quarter as a result of a increased maintenance and utility costs associated with the new facilities.
Casino Magic-Bossier City earned operating income of $5.6 million for the first quarter of 1999 versus $4.5 million in the first quarter of 1998; an improvement of $1.1 million.
Interest expense increased from $4.4 million in the first quarter of 1998 to $4.6 million in the first quarter of 1999 due to increased borrowings and reduced capitalized interest due to the completion of a 188 room hotel in December 1998.
There was no income tax provision or benefit for the first quarter of 1999 or 1998. The Company is included in a consolidated group subject to a tax-sharing agreement between itself and affiliated companies. The difference between the 0% rate and the statutory rate of 35% is due to a net operating loss carry forward in excess of current taxable income.
Casino Magic-Bossier City registered net income of $1.0 million in the first quarter of 1999 compared with a net income of $0.1 million during the first quarter of 1998.
LIQUIDITY  AND  CAPITAL  RESOURCES:
At March 31, 1999, the Company had unrestricted cash and cash equivalents of $10.1 million compared to unrestricted cash and cash equivalents of $8.6 million at December 31, 1998. The Company also had $0.1 million in restricted marketable securities at December 31, 1998. The 1998 restricted funds were invested in the completion of the hotel and other amenities in the first quarter of 1999, consistent with the requirements of the Louisiana First Mortgage Note Indenture.
For the three months ended March 31, 1999, the Company generated $0.5 million of cash flow from operating activities and spent $0.6 million for acquisitions of property and equipment. Casino Magic-Bossier City made principal payments on third party debt of $1.0 million during the quarter and increased debt to affiliated companies by $2.5 million for a net increase in long term debt of $1.5 million.

The Company completed construction of an 188-room hotel and related amenities, including restaurants and beverage service in December 1998. The construction of the hotel and amenities of approximately $21 million was funded primarily by $11.7 million in proceeds received from the sale of the Crescent City
Queen, cash flow of Casino Magic-Bossier City, and loans from affiliated companies. The final progress billing on the new hotel is expected to be approximately $1.0 million and will be paid in the second quarter of 1999. The addition of the new hotel and facilities has substantially increased income from operations. The Company still has significant need for cash, including debt service. However, management believes that cash at March 31, 1999 and cash flows from operations will be sufficient to service its operating needs and debt service through, at least, the next twelve months, although no assurances can be given.
Jefferson Corp. and Louisiana Corp. have certain restrictions relative to additional borrowings and cash flow under the terms of the Indenture associated with the Louisiana First Mortgage Notes.




INDEX TO FINANCIAL STATEMENTS
CONTENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PAGES
Financial Statements
Condensed Statement of Operations for the three months ended March 31, 1999 and 1998  F-1
Condensed Balance Sheets as of March 31, 1999 and December 31, 1998. . . . . . . . .  F-2
Condensed Statement of Cash Flows for the three months ended March 31, 1999 and 1998  F-3
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4




                              CASINO MAGIC OF LOUISIANA, CORP.
                             CONDENSED STATEMENTS OF OPERATIONS
                                         (UNAUDITED)


                                                          THREE MONTHS ENDED MARCH 31,
                                                         -----------------------------

                                                                           1999         1998
                                                  -----------------------------  -----------

REVENUES:
 Casino. . . . . . . . . . . . . . . . . . . . .  $                  32,398,121  $27,055,761
 Other                          .. . . . . . . .                      1,453,341    1,054,913
                                                  -----------------------------  -----------
   Total revenues. . . . . . . . . . . . . . . .                     33,851,462   28,110,674
                                                  -----------------------------  -----------

COSTS AND EXPENSES:
 Casino. . . . . . . . . . . . . . . . . . . . .                     16,513,161   13,137,604
 Other operating costs and expenses. . . . . . .                      2,114,010    1,880,665
 Advertising and marketing . . . . . . . . . . .                      3,545,698    3,622,938
 General and administrative. . . . . . . . . . .                      2,153,002    1,613,339
 Property operation, maintenance and energy cost                      1,309,427    1,100,981
 Rents, property taxes and insurance . . . . . .                        686,341      637,623
 Depreciation and amortization . . . . . . . . .                      1,888,737    1,597,202
                                                  -----------------------------  -----------
   Total costs and expenses. . . . . . . . . . .                     28,210,376   23,590,352
                                                  -----------------------------  -----------
INCOME FROM OPERATIONS . . . . . . . . . . . . .                      5,641,086    4,520,322
                                                  -----------------------------  -----------

INTEREST EXPENSE . . . . . . . . . . . . . . . .                      4,588,279    4,433,838
                                                  -----------------------------  -----------

INCOME BEFORE INCOME TAXES . . . . . . . . . . .                      1,052,807       86,484
                                                  -----------------------------  -----------
INCOME TAX EXPENSE . . . . . . . . . . . . . . .                             --           --
NET INCOME . . . . . . . . . . . . . . . . . . .  $                   1,052,807  $    86,484
                                                  =============================  ===========



                             SEE NOTES TO FINANCIAL STATEMENTS.


                            CASINO MAGIC OF LOUISIANA, CORP.
                                CONDENSED BALANCE SHEETS
                                       (Unaudited)

                                         ASSETS


                                                             MARCH 31,     DECEMBER 31,
                                                                   1999          1998(*)
                                                           -------------  --------------
CURRENT ASSETS:
 Cash and cash equivalents. . . . . . . . . . . . . . . .  $ 10,061,707   $   8,622,824
 Restricted marketable securities . . . . . . . . . . . .            --         108,484
 Other current assets . . . . . . . . . . . . . . . . . .     1,419,622       1,260,094
                                                           -------------  --------------
   Total current assets . . . . . . . . . . . . . . . . .    11,481,329       9,991,402

PROPERTY AND EQUIPMENT, NET . . . . . . . . . . . . . . .    91,565,726      92,218,176

OTHER LONG-TERM ASSETS
 Deferred gaming license cost, net. . . . . . . . . . . .    36,045,312      36,445,935
 Debt issuance costs, net . . . . . . . . . . . . . . . .     3,610,102       3,890,239
 Other long-term assets . . . . . . . . . . . . . . . . .       133,701         131,838
                                                           -------------  --------------
   Total other long-term assets . . . . . . . . . . . . .    39,789,115      40,468,012
                                                           -------------  --------------
                                                           $142,836,170   $ 142,677,590
                                                           =============  ==============

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
 Accounts payable . . . . . . . . . . . . . . . . . . . .  $  5,504,732   $   4,925,136
 Accrued expenses . . . . . . . . . . . . . . . . . . . .     2,175,593       1,800,200
 Accrued interest . . . . . . . . . . . . . . . . . . . .     4,368,670       7,679,149
 Accrued payroll and related benefits . . . . . . . . . .     2,810,985       2,426,360
 Accrued progressive gaming liabilities . . . . . . . . .     1,810,882       1,669,583
 Notes and contracts payable. . . . . . . . . . . . . . .       305,695       1,698,871
 Current maturities of long-term debt . . . . . . . . . .     6,230,434       5,213,608
                                                           -------------  --------------
   Total current liabilities. . . . . . . . . . . . . . .    23,206,991      25,412,907

Other long-term liabilities . . . . . . . . . . . . . . .     4,698,284       3,852,963

Long-term debt, net of current maturities . . . . . . . .   118,815,615     118,349,249

SHAREHOLDER'S EQUITY (ACCUMULATED DEFICIT)
Common stock, $0.01 par value, 10,000 shares authorized,
 100 shares issued and outstanding at March 31, 1999
 and December 31, 1998                                                1               1
Additional paid-in capital                                   22,353,295      22,353,295
Accumulated deficit . . . . . . . . . . . . . . . . . . .   (26,238,016)    (27,290,825)
                                                           -------------  --------------
 Total shareholder's equity (accumulated deficit) . . . .    (3,884,720)     (4,937,529)
                                                           -------------  --------------
                                                           $142,836,170   $ 142,677,590
                                                           =============  ==============

                           SEE NOTES TO FINANCIAL STATEMENTS.
                      * DERIVED FROM AUDITED FINANCIAL STATEMENTS.



                                   CASINO MAGIC OF LOUISIANA, CORP.
                                  CONDENSED STATEMENTS OF CASH FLOWS
                                             (UNAUDITED)


                                                                   THREE MONTHS ENDED MARCH 31,
                                                                 ------------------------------

                                                                                  1999          1998
                                                         ------------------------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income . . . . . . . . . . . . . . . . . . . . . .  $                   1,052,807   $    86,484
 Adjustments for non-cash charges                                            2,246,937     1,773,194
 Changes in assets and liabilities. . . . . . . . . . .                     (2,882,167)   (4,006,226)
                                                         ------------------------------  ------------

NET CASH PROVIDED BY  (USED BY) OPERATING ACTIVITIES                           417,577    (2,146,548)
                                                         ------------------------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions of property and equipment . . . . . . . .                       (574,829)     (454,890)
 Other, net                                                                    112,942       170,060
                                                         ------------------------------  ------------

NET CASH USED IN INVESTING ACTIVITIES . . . . . . . . .                       (461,887)     (284,830)
                                                         ------------------------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt                                    2,500,000            --
 Principal payments on notes payable and long-term debt                     (1,016,807)     (663,073)
                                                         ------------------------------  ------------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES . .                      1,483,193      (663,073)
                                                         ------------------------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         1,438,883    (3,094,451)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               8,622,824    10,675,429
                                                         ------------------------------  ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                 $                  10,061,707   $ 7,580,978
                                                         ==============================  ============








SUPPLEMENTAL CASH FLOW INFORMATION
CASH PAID DURING THE PERIOD FOR:
 Interest (net of amount capitalized)                                   $7,618,617  $7,837,807
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
 Property and equipment and other asset acquisitions
   included in accounts and construction payable and accrued
   expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  558,616  $   81,894


                              SEE NOTES TO FINANCIAL STATEMENTS.

                       CASINO MAGIC OF LOUISIANA, CORP.
                         NOTES TO FINANCIAL STATEMENTS
1.SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:
ORGANIZATION  AND  BASIS  OF  PRESENTATION:
On May 13, 1996 ("Inception"), Jefferson Casino Corporation ("Jefferson Corp."), a Louisiana corporation and a wholly owned subsidiary of Casino Magic Corp. ("Casino Magic"), commenced development stage activities by acquiring all of the outstanding capital stock of Crescent City Capital Development Corporation, a Louisiana corporation. Effective October 15, 1998, Casino Magic Corp. became a wholly owned subsidiary of Hollywood Park, Inc. Immediately following the acquisition of Crescent City Capital Development Corporation ("Crescent City") by Jefferson Corp., the name of Crescent City Capital Development Corporation was changed to Casino Magic of Louisiana, Corp. ("Louisiana Corp." or the "Company"). Louisiana Corp. has developed a dockside riverboat casino and entertainment complex in Bossier City, Louisiana ("Casino Magic-Bossier City"). Casino Magic-Bossier City opened on October 4, 1996, using a temporary facility, thereby completing its development stage activities, and opened the permanent facility on December 31, 1996. Prior to October 4, 1996, the Company had no material revenues or expenses other than interest income and expense.
Prior to Inception, Jefferson Corp. had no business activities and Crescent City was a wholly owned subsidiary of Capital Gaming International, Inc. with which Jefferson Corp. had no affiliation. Crescent City obtained a gaming license from the State of Louisiana and on April 4, 1995, began operations on a riverboat casino, the Crescent City Queen (the "Crescent City Riverboat"), docked on the Mississippi River at New Orleans, Louisiana. On June 9, 1995 Crescent City ceased gaming operations and subsequently converted an involuntary bankruptcy proceeding to a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court. A plan of reorganization was developed, and was confirmed by the U.S. Bankruptcy Court on April 29, 1996 (the "Plan of Reorganization"). Pursuant to the Plan of Reorganization, Crescent City was discharged from substantially all of its liabilities prior to the acquisition. The purchase of the outstanding capital stock of Crescent City by Jefferson Corp. was effected as part of the Plan of Reorganization. Although the substance of the transaction was an acquisition of certain assets, the acquisition was structured as a stock purchase to satisfy Louisiana gaming license requirements. Crescent City had discontinued all gaming activities after only 65 days of operations in the New Orleans market and its only significant assets consisted of the Crescent City Riverboat, a Louisiana gaming license, and the furniture, fixtures and gaming equipment located on the Crescent City Riverboat.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying unaudited condensed financial statements contain all adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not indicative of results of operations for an entire year. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Form 8-K for the year ended December 31, 1998 filed on form 8-K dated April 15, 1999. Certain reclassifications have been made to 1998 amounts to conform with the March 31, 1999, presentation.

2.  LONG-TERM  DEBT:
Long-term  debt  consists  of  the  following:

                                   MARCH  31,   DECEMBER  31,
                                   ----------   -------------
                                    1999           1998
                                -------------  -------------
Notes payable, bank             $  1,119,597   $  1,705,249
Equipment contracts                1,272,389      1,700,218
Other                                 35,358         38,684
Notes to affiliates                9,743,705      7,243,705
Louisiana First Mortgage Notes   112,875,000    112,875,000
                                -------------  -------------
                                 125,046,049    123,562,856
Less current maturities           (6,230,434)    (5,213,608)
                                -------------  -------------
                                $118,815,615   $118,349,248
                                =============  =============



Additions to long-term debt between December 31, 1998 and March 31, 1999 consist of one promissory note to Casino Magic Management Services in the principal amount of $2.5 million. The note was incurred in February 1999 and is being repaid over thirty six months bearing interest at an annual rate of 8.25%.